Exhibit 99

FOR IMMEDIATE RELEASE

Newly Independent Piper Jaffray Companies Announces
Full-Year and Fourth Quarter Results for Fiscal 2003

MINNEAPOLIS — Jan. 28, 2004 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $26.0 million, or $1.35 per diluted share, for the year ended Dec. 31, 2003 compared to $0.1 million, or $.01 per diluted share, for full year 2002. Net revenue for 2003 was $786.7 million, a 7.9 percent increase over the $729.1 million in net revenue for 2002. This is the company’s first earnings report since completing its spin-off from U.S. Bancorp on Dec. 31, 2003.

For the fourth quarter ended Dec. 31, 2003, the company recorded a net loss of ($3.3) million, or ($.17) per diluted share, compared to net income of $16.0 million, or $.83 per diluted share, in the third quarter and a net loss of ($23.2) million, or ($1.21) per diluted share, in the year-ago period. Net revenue for the quarter was $201.8 million, a 4.2 percent decrease over the $210.7 million recorded in the prior quarter and a 12.5 percent increase over the $179.3 million recorded in the fourth quarter of 2002.

The fourth quarter and full year results for 2003 were impacted by a charge related to the spin-off from U.S. Bancorp. This $24.0 million pre-tax charge was for granting cash awards to employees primarily to replace value of options lost in connection with the company’s separation from U.S. Bancorp. The fourth quarter and full year results for 2002 included a $32.5 million pre-tax charge for settlement of regulatory matters related to equity research and its relationship to investment banking.

“We achieved improved financial performance for 2003, clearly a year of transition for our firm,” said Chairman and CEO Andrew S. Duff. “As a newly independent company we will continue to focus on growing revenue and improving our margins and productivity.”

Results of Operations

Net Revenues
Net revenues in 2003 increased 7.9 percent over the prior year, reflecting the improved economy and market performance during the last six months of the year. The increase in revenue was primarily due to strong fixed income sales and trading and increased equity underwriting activity.

Fourth quarter net revenue of $201.8 million represented a 4.2 percent decrease from the $210.7 million net revenue in the third quarter of 2003 and a 12.5 percent increase over the prior year period. The decline compared to the prior quarter was primarily due to fewer equity underwriting and merger and acquisitions transactions offset in part by increased commissions and fees.

Non-Interest Expenses
Total non-interest expenses for 2003 were $744.9 million, a 3.0 percent increase over 2002. Contributing to the increase in non-interest expenses for 2003 was higher incentive compensation resulting from increased operating profits, increased loan losses on certain forgivable employee loans and additional litigation-related expenses, offset in part by a reduction in merger and restructuring expenses.

For the quarter, non-interest expenses were $206.9 million, a 12.1 percent increase over the prior quarter and a 1.4 percent decrease from the fourth quarter of 2002. The increase over the prior quarter was due to the $24.0 million pre-tax charge for the cash award program, as well as a $4.0 million disposal of software related to the implementation of a new fixed income trading system.

Business Segment Review

Capital Markets
Our Capital Markets segment recorded $430.4 million in net revenue for 2003, a 14.4 percent increase over the prior year, while segment pre-tax operating income for the year increased 18.7 percent to $77.9 million. The net revenue increase was largely due to higher fixed income sales and trading and equity investment banking activity. Expenses were $352.4 million, which represented an increase of 13.5 percent over the 2002 level due primarily to higher variable compensation. Capital Markets improved full-year pre-tax operating margin to 18.1 percent from 17.5 percent from a year ago.

Private Client Services
Private Client Services had $352.1 million in net revenue for 2003, which was 1.4 percent below its 2002 net revenue. This decrease was primarily due to low private client interest in the equity markets in the first half, and financial advisor attrition, offset by an increase in activity in the second half of the year. Segment pre-tax operating income was $28.5 million, which was 4.7 percent below the 2002 full year results. Expenses were $323.6 million, which was 1.1 percent below 2002 expenses of $327.3 million due primarily to lower compensation costs. Private Client Services pre-tax operating margin was 8.1 percent, compared to 8.4 percent for 2002.

Corporate Support and Other
Corporate Support and Other pre-tax operating results improved by $5.0 million to a loss of ($36.7) million for 2003 due to lower write downs on private equity investments and lower sub-debt interest expense.

Additional Shareholder Information

	As of Dec. 31, 2003	As of Dec. 31, 2002

Full Time Employees:	2,991	3,227
Financial Advisors:	830	975
Assets Under Management:	$50 billion	$45 billion
Shareholders’ equity:	$669,793,799	$609,856,834
Book value per share:	$34.64	$31.81

Conference Call
The company will hold a conference call to discuss its fourth quarter and annual results for 2003. This call has been scheduled for Wednesday, Jan. 28, 2004 at 1 p.m. Eastern Time (12:00 noon Central Time). To access the call, please dial (800) 374-0255, or (706) 643-7489 international, and refer to conference ID 5104889 and the leader’s name, Jennifer Olson-Goude. Participants should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available through midnight Wednesday, Feb. 4, 2004 by calling (800) 642-1687 or (706) 645-9291 international.

Headquartered in Minneapolis, Piper Jaffray Companies is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments — Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. The firm serves corporations, government and non-profit entities, and institutional investors on a national basis and serves the financial advisory needs of private individuals predominantly across the western half of the United States. The firm has over 2,900 employees in 123 offices in 23 states across the country and in London, England. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) following our spin-off from U.S. Bancorp, we may experience increased costs resulting from decreased purchasing power and size compared to that provided by our association with U.S. Bancorp prior to the spin-off, (2) we will compete with U.S. Bancorp with respect to clients we both serviced prior to the spin-off and may not be able to retain these clients, (3) the continued ownership of U.S. Bancorp common stock and options by our executive officers and some of our directors will create, or will appear to create, conflicts of interest, (4) we have agreed to certain restrictions to preserve the tax treatment of the spin-off, which reduce our strategic and operating flexibility, (5) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (6) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (7) we may not be able to compete successfully with other companies in the financial services industry, (8) our underwriting and market-making activities may place our capital at risk, (9) an inability to readily divest or transfer trading positions may result in financial losses to our business, (10) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our market risk exposure, (11) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (12) our data processing, financial and accounting systems are critical components of our operations and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (13) our business is subject to extensive regulation which limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm, (14) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (15) our exposure to legal liability is significant, and could lead to substantial damages and restrictions on our business going forward, (16) we may suffer losses if our reputation is harmed, and (17) other factors identified in the “Risk Factors” section and elsewhere in our Registration Statement on Form 10 and in our subsequent reports filed with the SEC. These reports are available at our website at www.piperjaffray.com and at the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Year Ended
	December 31,
			Percent
(Dollars in thousands, except per share amounts)	2003	2002	Inc/(Dec)

Revenues:
Commissions and fees	$256,747	$275,682	(6.9)%
Profits on principal transactions	215,191	171,957	25.1
Investment banking	229,945	208,740	10.2
Interest	45,276	59,685	(24.1)
Other income	59,082	47,303	24.9

Total revenue	806,241	763,367	5.6
Interest expense	19,511	34,315	(43.1)

Net revenue	786,730	729,052	7.9

Non-interest expenses:
Compensation and benefits	482,397	449,329	7.4
Occupancy and equipment	58,025	55,549	4.5
Communications	37,599	36,316	3.5
Floor brokerage and clearance	22,755	26,040	(12.6)
Marketing and business development	39,030	44,115	(11.5)
Outside services	34,219	32,717	4.6
Cash award plan	24,000	—	N/M
Regulatory settlement	—	32,500	N/M
Merger and restructuring	—	7,976	N/M
Royalty fee	3,911	7,482	(47.7)
Other operating expenses	42,960	31,067	38.3

Total non-interest expenses	744,896	723,091	3.0

Income before income tax expense	41,834	5,961	601.8
Income tax expense	15,835	5,855	170.5

Net income	$25,999	$106	N/M

Earnings Per Common Share
Basic	$1.35	$0.01	N/M
Diluted	$1.35	$0.01	N/M
Weighted Average Shares Used in Computing Earnings per Common Share
Basic	19,237	19,160	0.4%
Diluted	19,237	19,160	0.4%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)

	Dec. 31,	Sept. 30,	Dec. 31,	4Q03 vs.	4Q03 vs.
(Dollars in thousands, except per share amounts)	2003	2003	2002	3Q03	4Q02

Revenues:
Commissions and fees	$67,608	$63,797	$65,901	6.0%	2.6%
Profits on principal transactions	53,065	51,592	46,456	2.9	14.2
Investment banking	59,195	74,992	49,087	(21.1)	20.6
Interest	11,611	10,358	13,608	12.1	(14.7)
Other income	14,851	14,161	10,434	4.9	42.3

Total revenue	206,330	214,900	185,486	(4.0)	11.2
Interest expense	4,532	4,225	6,179	7.3	(26.7)

Net revenue	201,798	210,675	179,307	(4.2)	12.5

Non-interest expenses:
Compensation and benefits	116,966	129,455	104,826	(9.6)	11.6
Occupancy and equipment	17,728	13,623	12,563	30.1	41.1
Communications	10,015	9,100	8,454	10.1	18.5
Floor brokerage and clearance	5,228	5,700	6,567	(8.3)	(20.4)
Marketing and business development	11,746	8,576	9,739	37.0	20.6
Outside services	11,426	8,133	9,584	40.5	19.2
Cash award plan	24,000	—	—	N/M	N/M
Regulatory settlement	—	—	32,500	N/M	N/M
Merger and restructuring	—	—	6,485	N/M	N/M
Royalty fee	804	1,128	1,818	(28.7)	(55.8)
Other operating expenses	9,009	8,855	17,280	1.7	(47.9)

Total non-interest expenses	206,922	184,570	209,816	12.1	(1.4)

Income (loss) before income tax expense (benefit)	(5,124)	26,105	(30,509)	N/M	N/M
Income tax expense (benefit)	(1,778)	10,075	(7,284)	N/M	N/M

Net income (loss)	$(3,346)	$16,030	$(23,225)	N/M	N/M

Earnings Per Common Share
Basic	$(0.17)	$0.83	$(1.21)	N/M	N/M
Diluted	$(0.17)	$0.83	$(1.21)	N/M	N/M
Weighted Average Shares Used in Computing Earnings per Common Share
Basic	19,273	19,260	19,162	0.1%	0.6%
Diluted	19,273	19,260	19,162	0.1%	0.6%

N/M — Not Meaningful

Piper Jaffray Companies
Preliminary Segment Data (unaudited)

	For the Three Months Ended			For the Year Ended

	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2003	2003	2002	2003	2002

Capital Markets
Net revenue	$110,739	$121,644	$96,246	$430,355	$376,074
Operating expense	92,241	94,948	75,784	352,409	310,419

Segment pre-tax operating income	$18,498	$26,696	$20,462	$77,946	$65,655

Segment pre-tax operating margin	16.7%	21.9%	21.3%	18.1%	17.5%

Private Client Services
Net revenue	$88,821	$88,367	$83,088	$352,113	$357,155
Operating expense	80,253	77,037	76,046	323,631	327,253

Segment pre-tax operating income	$8,568	$11,330	$7,042	$28,482	$29,902

Segment pre-tax operating margin	9.6%	12.8%	8.5%	8.1%	8.4%

Corporate Support and Other
Net revenue	$2,238	$664	$(27)	$4,262	$(4,177)
Operating expense	9,624	11,457	17,183	40,945	37,461

Segment pre-tax operating income (loss)	$(7,386)	$(10,793)	$(17,210)	$(36,683)	$(41,638)

Segment pre-tax operating margin	NM	NM	NM	NM	NM

Reconciliation to total income (loss) before taxes:
Total segment pre-tax operating income	$19,680	$27,233	$10,294	$69,745	$53,919
Royalty fee	804	1,128	1,818	3,911	7,482
Merger and restructuring	—	—	6,485	—	7,976
Regulatory settlement	—	—	32,500	—	32,500
Cash award plan	24,000	—	—	24,000	—

Total income (loss) before taxes	$(5,124)	$26,105	$(30,509)	$41,834	$5,961

Pre-tax operating margin	-2.5%	12.4%	-17.0%	5.3%	0.8%

N/M — Not Meaningful